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                                                                   EXHIBIT 10.24

                     AGREEMENT FOR SALE AND PURCHASE OF THE

                       POWER TRANSMISSION LINE DIVISION

                                    BETWEEN

                      STERLITE INDUSTRIES (INDIA) LIMITED

                                      AND

                     STERLITE OPTICAL TECHNOLOGIES LIMITED




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                        AGREEMENT FOR SALE AND PURCHASE
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THIS AGREEMENT is made and entered into this 30th day of August, 2006 at Mumbai by and between:

STERLITE INDUSTRIES (INDIA) LIMITED, a company within the meaning of the Companies Act, 1956, having its registered office at B-10/4, Waluj M.I.D.C Industrial Area, Waluj, District Aurangabad 431133 and a corporate office at Vedanta, 75 Nehru Road, Vile Parle (E), Mumbai 400 099 (hereinafter referred to as "VENDOR", which expression shall, unless contrary to the context or meaning thereof, be deemed to include its successors and permitted assigns) on the one hand;

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And

STERLITE OPTICAL TECHNOLOGIES LIMITED, a company within the meaning of the Companies Act, 1956, having its registered office at E-1, MIDC Waluj, Aurangabad 431136 (hereinafter referred to as "PURCHASER", which expression shall, unless contrary to the context or meaning thereof, be deemed to include its successors and permitted assigns) on the other hand.

Vendor and Purchaser are hereinafter individually referred to as a "PARTY" and collectively as "PARTIES".

WHEREAS:

1. The Vendor, a flagship company of the Sterlite Group, is principally in copper smelting and refining business. The product portfolio of the Vendor consists of copper rods, copper cathode, power transmission line aluminium conductors, phosphoric acid and sulphuric acid.

2. The Power Transmission Line Division of the Vendor is engaged in the manufacture of power transmission line aluminium conductors, having two units, one located in Rakholi at Silvassa and the second one at Karanjwane, near Pune.

3. The Vendor is desirous to divest the Power Transmission Line Division as a going concern.

4. The Purchaser is one of the leading developers and manufacturers of Optical Fibers and Fibers Optical Cables worldwide. It is the India's only fully integrated Optical Fiber producer and an Indian market leader with over 60% share in Optical Fiber products.

5. The Purchaser is desirous of acquiring the Power Transmission Line Division (defined hereinafter) of the Vendor as a going concern.

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6.   The Vendor has represented to the Purchaser that it is competent to sell the said Power Transmission Line Division "as a going concern" to the Purchaser.

7. The Vendor vide its Board Resolution dated 21ST AUGUST 2006 has agreed to transfer and sell and the Purchaser has vide its Board Resolution dated 21ST AUGUST 2006 has agreed to purchase and acquire the Power Transmission Line Division of the Vendor together with its assets, debts and liabilities as a going concern on "as is where is basis", with effect from the Appointed Date for a consideration and on the terms and conditions hereinafter set out.

NOW, THIS AGREEMENT WITNESSESTH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.   DEFINITIONS AND INTERPRETATION

     DEFINITIONS
     In this Agreement, the following expressions shall, unless the context otherwise requires, have the following meanings:

     'ACT' shall mean the Companies Act, 1956 or any statutory modification or amendment or re-enactment thereof for the time being in force.

     'AGREEMENT' shall mean this Agreement for Sale and Purchase of the Power Transmission Line Division.

     'APPOINTED DATE' shall mean 1st day of July, 2006 or such other date as may be mutually agreed by the Vendor and the Purchaser.

     'BUSINESS RECORDS' shall mean in relation to the Power Transmission Line Division of the Vendor:

     a) Originals of all documents of title or other evidence of ownership in relation to the Business; and

     b)   All books and records maintained solely in relation to the Business.

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        'CLOSING' shall mean the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Clause 6 of this Agreement.

        'CLOSING DATE' shall mean the date on which the Closing is achieved which shall not be later than 21 (twenty one) days from the date of the Vendor fulfilling the Conditions Precedent to Closing in accordance with the provisions of Clause 5 of this Agreement.

        'CONFIDENTIAL INFORMATION' shall mean the know-how, trade secrets, technical processes, intellectual property, information relating to products, finances, contractual arrangements with customers or suppliers and other information relating to the Power Transmission Line Division which by its nature, or by the circumstances of its disclosure to the holder of the information, is or could reasonably be expected to be regarded as confidential.

1.1.8 'CONSIDERATION' shall mean the purchase price being a lump sum amount, agreed for the sale of the Power Transmission Line Division, as a going concern including its all assets and liabilities, to be discharged by the Purchaser to the Vendor in accordance with Clause 3 of this Agreement.

1.1.9 'EMPLOYEES' shall mean the permanent employees of the Vendor who are currently engaged in the Power Transmission Line Division and are employed with the Vendor as on the Appointed Date.

1.1.10 'POWER TRANSMISSION LINE DIVISION' or 'THE BUSINESS' shall mean the entire undertaking of the Vendor pertaining to the Power Transmission Line Division both at Rakholi, Silvassa and at Karanjwane, Pune, which is engaged in the manufacturing of power transmission line aluminium conductors, including in particular all the assets and liabilities of the Power Transmission Line Division existing as on the Appointed Date.

        Without prejudice to the generality of the above, the Power Transmission Line Division shall include:

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        (a) all the assets and properties, whether tangible or intangible, of the Power Transmission Line Division, including but without being limited to deposits, all stocks, investments, cash balances with banks, contingent rights or benefits, receivables, earnest moneys, advances or deposits paid by Vendor relating to the Power Transmission Line Division, benefit of any security arrangements or under any guarantees including bank guarantee facilities, reversions, powers, authorities, allotments, approvals, permits and consents, quotas, rights, technical know-how including technical manuals, standard procedures, technical information such as inventories formulae process, engineering and manufacturing skill, scientific data, calculations, specifications, drawings, standards, sketches and all other relevant information and knowledge, entitlements, contracts, software and other licenses, municipal permissions, licenses, permits, approvals, authorizations, rights to use and avail of telephones, telexes, facsimile, email, internet, leased line connections and installations, utilities, electricity and other services, reserves, provisions, funds, all records, files, papers, computer programmes, manuals, data, catalogues, sales and advertising materials, benefits of assets or other interest held in trust, registrations, contracts, engagements, arrangements of all kind, privileges and all other rights including sales tax deferrals, title, interests, other benefits (including tax benefits), privileges, liberties and advantages of whatsoever nature and wherever situate belonging to or in the ownership, power or possession and in the control of or vested in or granted in favour of or enjoyed by the Vendor in connection with or relating to Power Transmission Line Division and all other interests of whatsoever nature belonging to or in the ownership, power, possession or the control of or vested in or granted in favour of or held for the benefit of or enjoyed by the Vendor, whether in India or abroad in connection with or relating to Power Transmission Line Division, more specifically provided for in SCHEDULE I hereto. List of Plant and Machinery used for production being specifically provided for in
            SCHEDULE II.

        (b) all liabilities and obligations of the Vendor on the Closing Date which pertain to the Power Transmission Line Division, including all secured and unsecured debts (whether in Indian Rupees or foreign currency), liabilities (including contingent liabilities), litigations and arbitral and other proceedings in respect of the Power Transmission Line Division, duties and taxes

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            including relating to excise, sales tax, ESI, provident fund and all statutory dues and undertakings and obligations of the Vendor relating to the Power Transmission Line Division, more specifically provided for in SCHEDULE III hereto.

1.1.11  'SIGNING DATE' shall mean the date of signing of this Agreement.

1.1.12 All other capitalized terms used in this Agreement but not defined in this clause shall have the meaning given for them in the preamble or recitals to this Agreement or wherever such terms first appear in this Agreement.


1.2     INTERPRETATION

        HEADINGS: headings are for convenience only and shall not affect interpretation of this Agreement.

        PLURAL IN SINGULAR: words importing the singular number shall include the plural and vice versa.

        VARIED DOCUMENT: a reference to this Agreement or another instrument includes any variation, novation or replacement thereof.

        CLAUSES, SCHEDULES ETC.: references to clauses and schedules are references to clauses and schedules of this Agreement and any schedules referred to, form part of this Agreement.

        OBLIGATIONS: any obligation to not do something shall be deemed to include an obligation not to suffer, permit or cause that thing to be done. An obligation to do something shall be deemed to include an obligation to cause that thing to be done.

        RIGHTS: a right conferred by this Agreement to do any act or thing shall be capable of being exercised from time to time.

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        STATUTES AND REGULATIONS: references to a statute include references to regulations, orders, notices, or codes of practice made under or pursuant to such statute, and references to a statute or regulation include references to all amendments to that statute or regulation (whether by subsequent statute or otherwise) and references to a statute or regulation passed in substitution for that statute or regulation.

1.2.8 PARTY: References to a Party are to a party of this Agreement and include that Party's successors in title and permitted assigns.

        CURRENCY: unless otherwise stated, all amounts referred to in this Agreement are denominated in Indian Rupees ("Rs.").

2       SALE AND PURCHASE OF THE BUSINESS

2.1 Subject to the terms and conditions set forth in this Agreement, such other approvals/ consents, as maybe required and/ or as contained in the provisions of this Agreement, the Vendor agrees to sell and transfer to the Purchaser and the Purchaser agrees to purchase and acquire from the Vendor, the Power Transmission Line Division, as a going concern with effect from the Appointed Date, subject to existing encumbrances and charges.

3       CONSIDERATION

        The Purchaser shall discharge and satisfy the Consideration by payment to the Vendor a sum of Rs. 148,51,00,000/- (Rupees One Forty Eight Crores Fifty One Lacs only) as the entire lump sum consideration for the purchase of the Business as a going concern.

3.2 The Purchaser shall pay an earnest money of Rs. 50,000,000/- (Rupees Five Crores only) to the Vendor within seven days of signing the Agreement.

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3.3     The Purchaser shall discharge the balance Consideration on the Closing
        Date or such other extended time frame as may be approved by the Board of Directors of both the companies.

4       CONDUCT OF BUSINESS BY THE VENDOR

4.1     On and from the Signing Date and till the Closing Date, the Vendor shall

        a) carry on and be deemed to have been carrying on the Business and shall stand possessed of and hold all of the properties and assets of the Business for and on account of and in trust for the Purchaser.

        b) carry on the Business with reasonable diligence and in the same manner as it had been doing hithertofore, and shall not alter or expand the Business except with the concurrence of the Purchaser.

        c) not, without the written concurrence of the Purchaser, alienate, charge or create any encumbrance over any of the assets or properties of the Business, or destroy, impair, extinguish, waive or relinquish any of them, except in the ordinary course of business or pursuant to any pre-existing obligation.

        d) not vary or alter, except in the ordinary course of its business and consistent with the past practice, the terms and conditions of employment of any of the Employees in relation to the Business except with the concurrence of the Purchaser.

        e) do all acts and execute all documents to facilitate and enable the achievement of Closing, including in relation to the transfer of Employees of the Business to the Purchaser.

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4.2     All the profits/ income accruing or arising to the Vendor from the
        Business or losses/ expenditure incurred by the Vendor for the Business on and from the Appointed Date and till the Closing Date shall for all purposes and intents be treated and be deemed to be profits/ income or losses/ expenditure of the Purchaser.

5       CONDITIONS PRECEDENT TO CLOSING

5.1     As a condition precedent to the Closing:

        a) The Vendor shall obtain approvals/ permissions from any government or regulatory authority, if required.

        b) The Vendor undertakes to obtain consent of the Shareholders of the Vendor by way of a resolution under section 293(1)(a) of the Act.

        c) The Purchaser shall obtain approvals/ permissions from any government or regulatory authority, if required, in order to enable it to commence the Business in its own name.

        d) The Vendor shall obtain a release of all encumbrances and charges, if any, subsisting on the assets comprised in the Power Transmission Line Division or a consent letter from the charge holders to transfer the Power Transmission Line Division to the Purchaser.

6       CLOSING

6.1     General

        Closing shall take place on the Closing Date and will take place at the office of the Vendor or at such other place as has been mutually agreed to between the Parties hereto.

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6.2  Closing Deliverables

     The Business shall be deemed to be transferred by the Vendor as a going concern on the Closing Date and consequently the Vendor shall deliver to the Purchaser the following (hereinafter referred to collectively as the "Closing Deliveries"):

     a) The movable assets of the Business, including but not limited to, the plant and machinery, inventories, cash balances, tools, equipments, vehicles and other articles and effects shall be handed over on the Closing Date to the end and intent that the property therein passes on to the Purchaser on such delivery/ possession.

     b) In respect of other movable assets [other than those specified in clause 6.2(a) above] including sundry debtors, outstanding loans and advances recoverable in cash or in kind or for value to be received, bank balance and deposits or any other claim or award that may accrue in future, the following modus operandi shall be followed:

               The Vendor shall, if required by the Purchaser, give notice in such form as it may deem fit and proper to each party, debtor or depositee, as the case maybe, that pursuant to the purchase of the Business as a going concern on "as is where is basis" by the Purchaser, the said debt, loan, advance etc be paid or made good or held on account of the Purchaser, as the person entitled thereto to the end and intent that the right of the Vendor to recover or realize the same stands extinguished and that appropriate entry should be passed in their respective books to record the aforesaid change.

          ii. The Purchaser, if required, shall also give notice in such form as it may deem fit and proper to each person, debtor or depositee that pursuant to the purchase of the Business of the Vendor as a going concern on "as is where is" basis, the said person, debtor or depositee should pay the debt, loan or advance or make good the

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               same or hold the same to its account and that the right of the
               Vendor to recover or realize the same stands extinguished.

          iii. The Purchaser alone shall, after the Closing Date, be entitled to recover and collect various amounts deposited by the Vendor with the Bank(s), Government authorities and other parties or due to the Vendor by debtors or others and for this purpose, the Vendor shall authorize the Purchaser to take all such steps as may be necessary for realizing such amounts and also agrees that any such amount as may be realized or paid by any party to the account of the Vendor shall forthwith be transferred and handed over to the Purchaser and that the Vendor shall address such letters as may be required to the debtors, bank(s) and others, instructing them to make payment to the Purchaser who alone would become entitled to such amount as may be realized to the end and intent that the rights to all such amounts shall be transferred to the Purchaser by novation.

               Provided, however that in the event the Purchaser intimates to the Vendor to have the debt or any part thereof assigned to the Purchaser, the Vendor undertakes to execute such deed/ document as required by the Purchaser for assignment of debt. It is agreed between the Parties that on such assignment, the Vendor will be fully indemnified by the Purchaser in respect of any claim of any nature whatsoever raised or to be raised against it by reason of such assignment.

               The bank accounts relatable to the Power Transmission Line Division shall continue to be maintained in the name of the Vendor till the Closing Date and on the Closing Date or such extended date as may be agreed by both the parties, such bank accounts shall be closed and the balance lying in them along with accrued interest, if any, shall be transferred to the bank accounts of the Purchaser. For any amounts relatable to the Power Transmission Line Division and received by the Vendor after the Closing Date, the Vendor

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               shall deposit the same in the specified current accounts of various banks. The Vendor shall open such current accounts with the banks by 30th September, 2006 with a standing instruction to the banks to transfer the entire amount credited in the said accounts to the Purchaser's bank accounts. For the purpose of the transfer of the balance in the said accounts, the Purchaser shall provide the bank account number before the Closing Date to the Vendor. The Vendor shall operate the said accounts but shall not have any right to withdraw any amount from the said accounts.

     c) On the Closing Date, the Vendor shall execute and deliver a Deed of Conveyance (in form and substance acceptable to the Purchaser) in favour of the Purchaser for the transfer of land and buildings and assets (other than those referred to in sub-clause (a) and (b) above) pertaining to the Business.

     d) A certificate by a duly authorized officer of the Vendor, dated as of the Closing Date:

                Setting forth the resolutions of the Board of Directors and of the Shareholders of the Vendor authorizing the execution of this Agreement and the consummation of the transactions contemplated by this Agreement;

          ii) Certifying that those resolutions were duly adopted and have not been rescinded or amended.

     e) The Business Records as are available with the Vendor and as the Purchaser may have reasonably requested as being necessary for the conduct of the Business.

     f) Documents and other relevant records of all the pending litigations pertaining to the Business.

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     g)   All the registrations, licences, sanctions, consents, permissions, approvals and no-objection certificates from government/ statutory authorities and bank, if any, pertaining to the Business.

     h)   The consents or release of the charge holders as referred in clause
          5.1 (d) above.

     i) The consents of any third parties, if any, for transfer of the rights and obligations of the Vendor under any contracts or arrangements pertaining to the Power Transmission Line Division.

6.3 The Vendor and the Purchaser agree to exchange letters with dealers, agents, distributors etc of the Vendor so that the arrangement between them and the Purchaser can continue on the same terms.

7    POST CLOSING OBLIGATIONS

     On and after Closing:

     a) Any assets and liabilities of the Power Transmission Line Division realized or incurred by the Vendor on and after the Closing Date, but pertaining to the period prior to the Closing Date, will be promptly passed on to the benefit or for discharge by the Purchaser in such form and manner as may be directed by the Purchaser.

     b) Each Party shall be obliged from the Closing Date to promptly pass to the other any payment, notice, correspondence, information or enquiry/ queries in relation to the Business, which it receives after the Closing, and which properly belongs or should be directed to the other.

     c) Appropriate applications will be filed with the relevant authorities for the transfer of the existing Provident Fund, Gratuity Fund, Pension Fund,

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          Superannuation Fund or any other Special Fund or trusts created by the
          Vendor, relatable to the Employees of the Business.

     d) All proceedings instituted by the Vendor may be continued by the Purchaser either in its own name or in the name of the Vendor, but in any case at the cost and risk of the Purchaser and similarly the Purchaser shall be responsible for all the proceedings instituted against the Vendor and shall be entitled to defend the same either in their own name or in the name of the Vendor at the cost and risk of the Purchaser.

     e) The Vendor shall assist the Purchaser in getting financial assistance by way of transferring to the Purchaser the bank credit facilities being availed by the Vendor including by providing necessary comfort to the lenders, London Metal Exchange registered brokers and business associates for the Business only.

8    THE VENDOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 The Vendor hereby represents, warrants and covenants to the Purchaser as follows:

     a) Subject to the applicable law and the approvals to be obtained under Clause 5.1, the Vendor has full corporate power and authority to sign and deliver this Agreement and to perform its obligations under this Agreement and no other corporate proceedings on its part are necessary to execute this Agreement or to complete the transaction contemplated herein and that this Agreement constitutes or will constitute valid and legally binding obligations of the Vendor enforceable in accordance with their terms.

     b) That (except such of the assets as are subject to existing charges, hypothecation and mortgages to secure the bank liabilities transferred to, and assumed by, the Purchaser but only to the extent of the financial assistance covered by such bank liabilities) all the assets of the Business to be transferred to the Purchaser are free from all encumbrances and are owned both legally and beneficially by the Vendor and/ or are legally transferable by the Vendor. Further, immediately after the Closing, such assets shall not be

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          subject to any liability, commitment or indebtedness, contingent, known or unknown, matured or unmatured.

     c) Upon the passing of the Resolution under Section 293(1)(a) of the Act, the execution and delivery of this Agreement to the Purchaser and the sale and transfer of the Business as a running business/ going concern shall be with the requisite consent of the shareholders of the Vendor.

     d) The execution, delivery and performance of this Agreement shall not result in a breach of or constitute a default under, any instrument to which the Vendor is a party or to which it is bound.

     e) As of the Closing Date, the Vendor shall have withheld proper and accurate national, state, territorial and local taxes for all periods for which returns were due with respect to the Business and the amounts which according to the Vendor were shown thereon to be due and payable, as on the Closing Date, have been paid in full or will remain payable by the Vendor.

     f) The Vendor agrees to execute all necessary and incidental documents and writings in favour of the Purchaser in order to completely and fully grant, transfer, release and assure in favour of the Purchaser and to completely, fully and effectively transfer the Business in the name of the Purchaser.

     g) The Vendor shall not cause or permit any of their representations and warranties made in this Agreement, including, without limitation, their representations and warranties contained in this Clause, to be untrue or incomplete on the Closing Date or at any time prior thereto.

     h) The Vendor has paid and/or agrees to pay and bear all rates, taxes, assessments, outgoings, impositions, Corporation tax including Sales tax, Income tax, Property tax, land revenue taxes, insurance premia, etc in respect of the Business for the period upto the Closing and will indemnify and keep the Purchaser indemnified from and against the same and from any proceeding, penalty, claim or demand whatsoever on account thereof for the period upto the Closing.

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     i)   The Vendor agrees to pay any liability upto Rs 150,000,000 (Rupees
          Fifteen Crores only) that may arise on account of contingent and / or performance guarantee liability in respect of the Business for the period upto the Appointed Date. This liability will be enforceable on the Vendor upto a period of 5 (five) years from the Appointed Date.

     j) The Purchaser will be entitled to represent itself as carrying on the Business in continuation of the Vendor and/ or as successor to the Vendor.

9    THE PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1  The Purchaser hereby represents and warrants as follows

     a) Subject to the applicable law, the Purchaser has full corporate power and authority to sign and deliver this Agreement and to perform its obligations under this Agreement and that this Agreement constitutes or will constitute valid and legally binding obligations on the Purchaser enforceable in accordance with their terms. The execution and delivery of this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to execute this Agreement or to complete the transactions contemplated herein.

     b) The Purchaser shall, in accordance with Clause 3 of this Agreement, discharge to the Vendor the Consideration payable by it to the Vendor under this Agreement.

     c) After the Closing, the Purchaser shall provide to the Vendor all co-operation, assistance and access during all reasonable times, to books and other information of the Business delivered to the Purchaser, which may be required by the Vendor to meet statutory/taxation obligations.

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     d)   This Agreement has been, duly and validly executed and delivered and constitutes a legal valid and binding agreement and will be enforceable against it in accordance with its terms.

     e) All rates, taxes, assessments, outgoings, impositions, Corporation tax including Sales tax, Income tax, Property tax, land revenue taxes, insurance premia, etc in respect of the Business from the day following the Closing Date shall be borne and paid by the Purchaser.

10   DUTIES, FEES, ETC.

     All costs, charges and expenses for stamp duty, registration fees, indirect taxes including Sales Tax (if any) in connection with this Agreement and the Deed of Conveyance and other documents to be executed in pursuance hereof shall be borne by the Purchaser. Income-tax liability, if any, relating to the Consideration due to the Vendor shall be borne by the Vendor.

11   CONFIDENTIALITY

     The Vendor and the Purchaser recognize that each has or may have, in respect of their business, built up considerable specialist knowledge and expertise and wish to record their commitment to respecting each other's Confidential Information unless compelled to disclose by judicial or administrative process or by other requirements of law. However, this clause will not be applicable except to the extent that such information can be shown to have been previously known on a non-confidential basis by the Parties and/ or in the public domain though no fault of any Party.

12   EMPLOYEES

12.1 The Vendor shall take all the reasonable endeavor to ensure continuation of the services of the Employees of the Business on and from the Appointed Date and the Purchaser undertakes to continue to employ the Employees with full continuity

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     of service and on terms which are no less favorable than the existing terms of their employment.

     The terminal/ retirement and other employment benefit funds maintained by the Vendor in relation to the Employees shall be transferred to the corresponding funds of the Purchaser maintained for that purpose.

     The Purchaser shall maintain personnel records relating to the Employees for a period of five years from the Appointed Date.

13   TERMINATION

     Right to Terminate. This Agreement and the transaction contemplated hereby may be terminated by either Party (the "Terminating Party") without being liable to the other Party (the "Non-Terminating Party") on or before the Closing Date.

     a) forthwith by notice in writing to the Non-Terminating Party, if there shall be in effect any legal requirement an order, decree or judgement of a governmental authority, after the execution of this Agreement, prohibiting or restricting or permitting but only subject to onerous condition the consummation of all or a material portion of the transactions contemplated hereby; or

     b) forthwith by notice in writing to the Non-Terminating Party, if there has been a materially false or misleading representation and warranty made or given by the Non-Terminating Party;

     c) by giving thirty (30) days notice in writing to the Non-Terminating Party, if there has been a breach of covenant or any other provision of this Agreement by the Non-Terminating Party and such breach has not been rectified within the 30-day notice period from receipt of the notice by the Non-Terminating Party; or

     d) forthwith by notice in writing to the Non-Terminating Party, if the Non-Terminating Party becomes insolvent, or an order of admission is passed pursuant to any filing made with the court or competent authorities by any Person for bankruptcy, winding-up, composition or any other similar insolvency proceedings or for attachment of the Business or any part thereof.

     e) If both the Vendor and the Purchaser agree mutually then they can terminate this agreement for any reason whatsoever at any time on or prior to the Closing Date.

13.2 Effects of Termination. In the event of the termination of this Agreement by either Party, as provided in the foregoing Clause 13.1:

     a) the Vendor shall promptly refund all payments, if any, made to the Vendor and the Purchaser and expenses incurred in pursuance of this Agreement, in each case, together with interest thereon at the rate of 9% per annum;

     b) all obligations of the Parties hereunder shall stand terminated, except that termination shall not relieve the Parties of their respective obligations under those Articles expressed to survive termination, such as Clause 8 (Vendor's representation and Warranties) 9 (Purchasers Representation and Warranties) 11 (Confidentiality), 14 (Indemnification) and 15 (Miscellaneous Terms) and provided that termination shall not affect a Party's accrued rights and obligations at the date of termination;

     c) any actual and bona fide damages incurred by the Terminating Party as a result of termination of this Agreement shall be compensated by means which shall include, return of the specific property, right or monetary equivalent thereof as the case may be, except in case of termination pursuant to the provisions of Clause 13.1.

13.3. Remedies. Neither Party shall be limited to the termination right granted under this Clause by reason of breach of any condition or obligation by the other Party but may, in the alternative, elect to do one or more of the following:

     a) proceed to Closing despite the breach of any condition or obligation, it being understood that in such an event such Party shall be deemed to have waived the fulfillment of such condition to that Party's obligations; or

     b)   seek specific performance of the obligations of the other Party.

14   INDEMNIFICATION

14.1 The Vendor shall indemnify, defend and hold harmless and shall keep indemnified the Purchaser from and against any and all direct losses, costs, damages, claims, penalties, liabilities or expenses (including reasonable attorney's fees and expenses) that the Purchaser (i) may suffer or incur arising out of or in connection with or in respect of the non-payment of any sums of money, which the Vendor is liable to pay or (ii) any misrepresentations (including, concealment of material facts) or any inaccuracy, incorrectness or incompleteness in or breach of any Vendor's Warranties, or (iii) any and all liability (other than the Liabilities) in relation to the Business (whether accrued, absolute, contingent, unliquidated or otherwise), relating to the period prior to Appointed Date and which have not been disclosed to the Purchaser; or (iv) willful breach or non-performance or non-observance of any covenants, agreements or conditions entered into by it or which it may be liable to perform or observe in respect of the Business or in respect of any transaction or event or occurrence prior to the Appointed Date as well as prior to the Closing Date (as trustee for the Purchaser).

14.2 The Purchaser shall indemnify, defend and hold harmless and shall keep indemnified, the Vendor from and against any and all direct losses, costs, damages, claims or liabilities or expenses (including reasonable attorney's fees and expenses) that the Vendor (i) may suffer or incur arising out of or in connection with or in respect of the non-payment of any sums of money, which the Purchaser is liable to pay or (ii) any misrepresentations (including, concealment of material facts) or any inaccuracy, incorrectness or incompleteness in or breach of any Purchaser's Warranties, or (iii) willful breach or non-performance or non-observance of any covenants, agreements or conditions entered into by it or which it may be liable to perform or observe in respect of the Business or in respect of any transaction or event or occurrence subsequent to the Closing Date.

15   NON COMPETE

     For a period of 5 (five) years from the Closing Date, the Vendor shall not carry on or engage in directly or indirectly whether through partnership or as a shareholder, joint venture partner, collaborator, consultant or agent or in any other manner whatsoever, whether for profit or otherwise any business which competes with the whole or any part of the Power Transmission Line Division.

     For a period of 5 (five) years from the Closing Date, the Vendor will not, directly or indirectly;

          attempt in any manner to solicit from any client/customer, business of the type carried on by the Purchaser or to persuade any person, firm or entity which is a client/ customer of the Purchaser to cease doing business or to reduce the amount of business which any such client/ customer has customarily done or might propose doing with the Purchaser whether or not the relationship between the Purchaser and such client/ customer was originally established in whole or in part through its efforts; or

          unless agreed in writing by both the Parties, employ or attempt to employ or assist anyone else to employ any person who is in the employment of the Purchaser at the time of the alleged prohibited conduct, or was in the employment of the Purchaser at any time during the preceding twelve months.

16   MISCELLANEOUS PROVISIONS

     FORCE MAJEURE. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and if such failure or delay is caused by riots, civil commotions, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of god, storms, fires, accidents, strikes, sabotages, explosions or other similar or different contingencies beyond the reasonable control of the respective Parties. If, as a result of legislation or government action, any Party or Parties are precluded from receiving any benefit to which they are entitled hereunder, the Parties shall review the terms of this Agreement so as to make best efforts to restore the Party or Parties to the same relative positions as previously obtained hereunder.

     GOVERNING LAW. This Agreement shall be governed by the laws of India and the competent courts in Mumbai shall have exclusive jurisdiction over any disputes arising out of this Agreement.

     DISPUTE RESOLUTION. All disputes and differences whatsoever arising between the Parties hereto regarding construction or interpretation of the provisions of this Agreement or any dispute or difference in connection with this Agreement shall be referred to arbitration of a sole arbitrator, if Parties agree upon one, otherwise to three arbitrators of which one each will be appointed by the Purchaser and the Vendor and the third arbitrator shall be appointed by the said two arbitrators. The Arbitration and Conciliation Act, 1996 or any statutory modifications or re-enactment thereof shall govern such arbitration. The place of Arbitration shall be Mumbai.

16.4 WAIVERS. No provision of and no default under this Agreement may be waived except by an instrument in writing signed by the Party waiving the provision of this Agreement or default committed there under. No waiver of any provision or default shall be deemed a waiver of any other provision or subsequent default.

16.5 SEVERABILITY. If any term, clause or provision of this Agreement shall be judged to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other term, clause or provision of this Agreement and such invalid term, clause or provision shall be deemed to have been deleted from this Agreement.

     NOTICES. Any and all notices, requests and other communications required or permitted hereunder shall be in writing and shall be sent by registered post or by facsimile followed by a confirmation letter by such registered mail, to each of the Parties at the addresses set forth herein:

     To the Vendor              : Sterlite Industries (India) Limited
                                  SIPCOT Industrial Complex,
                                  T.V Puram P.O
                                  Tuticorin - 628 002
                                  Tamil Nadu

     To the Purchaser           : Sterlite Optical Technologies Limited
                                  E-1, MIDC Waluj,
                                  Aurangabad 431136

     ENTIRE AGREEMENT. This Agreement with the Schedules, if any, hereto and executed by the Parties hereto constitutes the entire agreement between the Parties hereto with respect to the subject matter hereto and supersedes and cancel all previous agreement, negotiations, thereof.

     This Agreement and the Schedules, if any, hereto shall not be changed, altered or amended except in writing and executed by duly authorized representatives of both Parties hereto.

16.8 ASSIGNMENT OF THE AGREEMENT. Neither Party shall assign its rights or obligations herein to any person without obtaining prior approval in writing of the other Party in that behalf.

     IN WITNESS HEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED BY THEIR RESPECTIVE AUTHORIZED OFFICERS AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN

     SIGNED AND DELIVERED BY STERLITE
     INDUSTRIES (INDIA) LIMITED by the hands
     of Mr. Tarun Jain, Director of the
     Company, pursuant to the resolution passed
     at the meeting of its Board of Directors held
     on 21ST AUGUST 2006, in the presence of Mr.          /s/ MR. TARUN JAIN


     SIGNED AND DELIVERED BY STERLITE
     OPTICAL TECHNOLOGIES LIMITED by the
     hands of Mr. Anand Agarwal, the
     Director of the Company, pursuant to the             /s/ MR. ANAND AGARWAL
     resolution passed at the meeting of its Board
     of Directors held on 21ST AUGUST 2006, in the
     presence of Mr.

                                                                      SCHEDULE I

LIST OF ASSETS

DETAILS OF ASSET BALANCE AS ON JUNE 30TH 2006.


                                              (Rs in Lacs)
Particulars                     Amount         Amount
-----------                    --------       --------

Net Fixed Assets                               6211.36

Capital Work-in-Progress                       2196.08

Current Assets

Inventories                    14676.44

Sundry Debtors                 19246.97

Cash and Bank Balances            89.78

Loans and Advances              3513.46

Total Current Assets                          37526.66
                               --------       --------
Total Assets                                  45934.09
                               --------       --------

                                                                     SCHEDULE II

                          LIST OF PLANT AND MACHINERY


S. NO.        NAME OF MACHINERY                                                   UNIT               QUANTITY
------        -----------------------------------------------------------      ----------            --------

  1           RBD - Wire Drawing Machine for Aluminium                         Karanjwane               4
  2           RST - Rigid Stranding Machine                                    Karanjwane               3
  3           Tubular - Steel/Aluminium/Almn Alloy Core Stranding Machine      Karanjwane               2
  4           Tubular - Aluminium/Almn Alloy Core Stranding Machine            Karanjwane               4
  5           Solutioninizg cum Age Hardening Furnace                          Karanjwane               1
  6           Age Hardening Furnace                                            Karanjwane               3
  7           RBD - Wire Drawing Machine for Aluminium                           Rakholi                9
  8           RST - Rigid Stranding Machine                                      Rakholi                5
  9           Tubular - Steel/Aluminium/Almn Alloy Core Stranding Machine        Rakholi                3
 10           Skip - Steel/Aluminium/Almn Alloy Core Stranding Machine           Rakholi                3
 11           Age Hardening Furnace                                              Rakholi                4
 12           Rod Rolling Mill                                                   Rakholi
12.1          No. 1                                                              Rakholi                1
12.2          No. 2                                                              Rakholi                1
12.3          No. 3                                                              Rakholi                1
              - Each Rod Rolling Mill consisting mainly of:
  A           Melting Furnace                                                    Rakholi                1
  B           Holding Furnace                                                    Rakholi                2
  C           Caster                                                             Rakholi                1
  D           Rolling Mill                                                       Rakholi                1
  E           Induction Heater                                                   Rakholi                1
  F           Coiler                                                             Rakholi                2

                                                                    SCHEDULE III

LIST OF LIABILITIES

DETAILS OF LIABILITIES BALANCE AS ON JUNE 30TH 2006.

                                                                 (Rs in Lacs)
Particulars                                                       Amount
-----------                                                      --------


Borrowing from Banks                                             14038.53

Reedemable Non Convertible Bonds                                 10200.00
(MIBOR Linked)

Sundry Creditors                                                  3596.27

Advances from Customers                                           1951.27

Statutory Liabilities                                              875.58

Provision and Other Liabilities                                    421.44
                                                                 --------
Total Liabilities                                                31083.09
                                                                 --------

                                      28